Exhibit 10(a)

Manager Compensation Arrangements

Managers who are current or former officers of Energy Future Holdings Corp. or any of its subsidiaries or employed by the Sponsor Group do not receive any fees for their service as managers. Mr. Sawyer receives $200,000 annually and $7,500 per day for days substantially spent on matters related to our restructuring.